Exhibit 3.2


                            CERTIFICATE OF AMENDMENT
                       TO THE CERTIFICATE OF INCORPORATION
                                       of
                          COLUMBUS MCKINNON CORPORATION
               (Under Section 805 of the Business Corporation Law)

                          -----------------------------


The undersigned, Timothy R. Harvey, Corporate Secretary of Columbus McKinnon Corporation, a New York corporation (the "CORPORATION"), hereby certifies as follows:

1. The name of the Corporation is COLUMBUS MCKINNON CORPORATION. The name under which the Corporation was formed is COLUMBUS MCKINNON CHAIN CO., INC.

2. The original Certificate of Incorporation of the Corporation was filed by the Department of State on September 23, 1929.

3. The amendment of the Certificate of Incorporation effected by this Certificate of Amendment is to eliminate the series of preferred shares, par value $1.00 per share, of the Corporation entitled the "Series A Junior Participating Preferred Stock", none of which shares of such series are outstanding and none of which shares of such series will be issued subject to the Certificate of Incorporation. This Certificate of Amendment constitutes a series elimination. It does not change the number of authorized preferred shares under Article FOURTH of the Certificate of Incorporation.

4. When this Certificate of Amendment becomes accepted for filing, it shall have the effect of eliminating from the Certificate of Incorporation all matters set forth therein with respect to the Series A Junior Participating Preferred Stock. In furtherance thereof, Article NINTH of the Certificate of Incorporation, relating to the Series A Junior Participating Preferred Stock, is hereby stricken out in its entirety, without substituting a new Article in lieu thereof.

5. Following the elimination of the 250,000 shares of Series A Junior Participating Preferred Stock, the Board of Directors of the Corporation shall continue to be authorized to issue up to 1,000,000 preferred shares, par value $1.00 per share, under Article FOURTH of the Certificate of Incorporation.

6. The Board of Directors of the Corporation authorized the amendment of the Certificate of Incorporation under the authority vested in said Board under the provisions of the Certificate of Incorporation and of Section 502 of the Business Corporation Law.

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IN WITNESS WHEREOF, the undersigned has subscribed this Certificate of Amendment to the Certificate of Incorporation of the Corporation and affirm the statements herein contained as true under penalties of perjury this 24th day of January, 2008.

                                                     /S/ Timothy R. Harvey
                                                     ---------------------------
                                                     Timothy R. Harvey
                                                     Corporate Secretary


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